May 9, 2005


Mail Stop 0409

VIA U.S. MAIL AND FAX (916) 853-3325

Mr. William D. Griffin
Chief Financial Officer
InsWeb Corporation
11290 Pyrites Way
Gold River, CA 95670

Re:	InsWeb Corporation
	Form 10-K for the year ended December 31, 2004
	File No. 0-26083


Dear Mr. Griffin:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Steven Jacobs
Accounting Branch Chief


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Hewitt Associates, Inc.
December 28, 2004
Page 2